Exhibit 99.1

Cellynx Group, Inc. Engages Marcum LLP as Auditor for the Company, and reports Changes in the Company’s Board of Directors

Seattle, Washington March 19, 2013 – Cellynx Group, Inc. (OTCBB: BARZ), (Boerse- Berlin: O5B), (www.5BARz.com) ("5BARz" or “the Company").

Cellynx Group, Inc. is pleased to announce the engagement of Marcum, LLP as its independent registered public accountant for the Company. Marcum, LLP is one of the largest nationally recognized independent public accounting and advisory firms in the nation.

The Company also reports the resignation of Mr. Dwayne Yaretz as the Chief Executive Officer and Director of the company and the resignation of Mr. Malcolm Burke as a Director of the Company. The Company thanks Mr. Yaretz and Mr. Burke for their term of service with the Company. The Company has appointed Mr. Patrick Grant as the Chief Executive Officer and Director of the Company. Mr. Grant is a highly accomplished business executive with a broad base of international experience in diversified business interests. He is holds a Masters of Business Administration from the University of Illinois, Chicago.

Cellynx Group, Inc.

Cellynx Group, Inc. along with its consolidated subsidiary and affiliated Company 5BARz International Inc. are in the process of developing a patented product technology branded under the name 5BARz™ .. 5BARz™ is a cellular network infrastructure device for use in the small office, home and mobile market places. 5BARz™ incorporates a patented technology to create a highly engineered, single-piece, plug 'n play unit that strengthens weak cellular signals to deliver high quality signals for voice, data and video reception on cell phones and other cellular equipped devices. 5BARz™ represents a key solution for cellular network operators in providing clear, high quality signal for their subscribers with a growing need for high quality connectivity.

Cellynx Group, Inc.'s shares are publicly traded on the OTCBB under the ticker symbol CYNX in the US.

On behalf of the Board of Directors

"Mr. Patrick Grant" CEO & Director

Cellynx Group, Inc.

Legal Notice Regarding Forward-Looking Statements

The information contained in this release consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Such forward -- looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, market acceptance, future capital requirements, and competition in general that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward -- looking statements whether as a result of new information, future events or otherwise.

Contact:

Investor Relations – 877-723-7255

IR@5BARz.com